* CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Commercial Agreement

concerning the purchase

of

commercially traded Products

Contract no. of	2004-1433 [*]

valid from [*]

Contract between	[*]	as purchaser hereinafter referred to as „[*]"

and	IXI MOBILE (EUROPE) LTD 37 Broadhurst Gardens London NW6 3WT United Kingdom	as Supplier hereinafter referred to as ,,Supplier"

[*]	Created in: Printed in: Created by:	[*] [*] Handset Sourcing Team

Commercial Agreement Commercially traded Products Supplier
Page: 2

Content:

1	Subject of the Commercial Agreement	4

2	Parts of the Commercial Agreement	4

3	Deliverables of Supplier	5
3.1	Samples, Dummies and Accessories	5
3.2	Product-Information/Documentation	5
3.3	[*]	6
3.4	Pre-Configuration	6
3.5	Training	6

4	Economic Terms	6
4.1	Pricelist	6
4.2	Payment Terms and Billing	7
4.3	Economical Objectives and Discounts	8

5	Marketing and Promotion Activities 2004

6	Shipping and Delivery Terms	8
6.1	Inspection of the Shipments and Acceptance of goods	8
6.2	Place of Performance (Delivery Address)	8
6.3	Passing of the Title
6.4	Terms of Delivery and Shipping	9

7	Import Details and Shipping Instructions	9

8	Guarantee	9

9	Term and Termination of the Commercial Agreement	9
9.1	Term and Termination of the Commercial Agreement
9.2	Amendments to the Commercial Agreement	9
9.3	Severability Clause	10

10	Execution	11

Commercial Agreement Commercially traded Products Supplier
Page: 3

1	Subject of the Commercial Agreement

Within the scope of the Frame Agreement concerning the purchase of Handsets and Accessories [Contract no. 2004-1432, dated from [*]], agreed between [*] as Operator and IXI Mobile as Supplier, in which this Commercial Agreement states the economic terms and conditions in connection with the Delivery for reselling of all commercially traded Products from Supplier. It shall also include technical specifications, special agreements or information.

2	Parts of the Commercial Agreement

The following documents form integral parts of the Commercial Agreement in the order they are listed:

i. This Commercial Agreement document

ii. The respective confirmed Purchase Order

ii. Local Annexes

•	Annex A “Pricelist”

•	Annex B “[*]”

•	Annex C “Contacts of the Parties”

•	Annex D “Handset Term Sheet” (as a template)

Both Parties confirm that they are in possession of the above-mentioned documents. Supplier understands the Contractual Structure and accepts it as stated in the Global Annex 1 “Scheme of Contractual Structure” of the Frame Agreement.

The above-mentioned list of Commercial Agreement documents is not exhaustive as new documents (Annexes) may be added from time to time on mutual agreement of the Parties. Especially technical specifications of certain types of Products can be added to this Commercial Agreement or as binding description to the relevant order as agreed by the Parties.

Annex A is subject to changes from time to time by Supplier. Always the latest pricelist of Supplier shall constitute the Local Annex A "Pricelist" of this Commercial Agreement.

In case of contradictions between the Commercial Agreement and the Local Annexes the Commercial Agreement shall prevail unless the Local Annexes state explicitly a wilful deviation of the Parties from a specified clause of the Commercial Agreement.

The general terms and conditions of Supplier and [*] are waived unless attached to this Agreement.

Commercial Agreement Commercially traded Products Supplier
Page: 4

3	Deliverables of Supplier

3.1	Samples, Dummies and Accessories

Marketing samples: If available, [*] shall receive in minimum [*] marketing samples free of charge at least [*] before the Market Launch.

•	Delivery Address for marketing samples, Annex C “Contacts of the Parties”

Operator Samples (Test Handsets): With the Sample Availability [*] shall receive [*] Operator Samples: for its quality and security audits free of charge and [*] samples of the latest related Accessories, if they are not compatible with the existing ones.

•	Address for Operator Samples, Annex C “Contacts of the Parties”

Sales Samples: Immediately after [*] has placed the initial order but not before Sample Availability [*] shall receive [*] Sales Samples free of charge for the training, information and instructions of [*]’s sales and support staff.

•	Address for Sales Samples, Annex C “Contacts of the Parties”

Dummies: With the Market Launch of a new Handset or Handset type [*] shall receive [*] Dummies for advertising purposes, credited against the marketing budget.

•	Address for Dummies, Annex C “Contacts of the Parties

With respect to the obligations above:

“Market Launch” shall be defined as the point in time when the respective products become commercially available to any end user or operator in [*].

“Initial Sample Availability” shall be defined as the point in time when the first samples of the Product become available to any operator in [*] or [*] before Market Launch whichever occurs [*].

With respect to the obligations above any major change of the Product’s Software after the initial order shall be treated as if a new type had been ordered and [*] shall receive new Samples or a new flash tool for the Samples.

3.2	Product-Information/Documentation

Basically Information & Documentation concerning Products, the Roadmap, the Forecast Meeting or the Handset Board shall be delivered in German or English to the following addresses:

•	Delivery Address for Basically Information & Documentation, Annex C “Contacts of the Parties”

To inform [*]’s sales staff in an optimal manner the following information and documentation about the Products shall be supplied by Supplier four weeks before the Market Launch:

•	Weights and measures

•	Speaking and Standby time

•	Scope of Delivery (content of the packages)

•	Interoperability of Accessory and new Accessory

Commercial Agreement Commercially traded Products Supplier
Page: 5

•	official promotion slogan or the advertising short message

•	most important features

•	Manuals in German, French, Italian and English on a media carrier like CD-ROM

•	Delivery Address for Product Information & Documentation, Annex C “Contacts of the Parties”

3.3	[*]

[*]

3.4	Pre-Configuration

All Handsets shall be pre-configured after the requirements of [*], according to the technical possibilities and at [*]. This includes the configuration of WAP over CSD and/or GPRS as well as the settings of bookmarks. This enumeration is not exhaustive. [*] shall inform Supplier in writing and in good times of the detailed requirements.

3.5	Training

Supplier undertakes to instruct [*]’s sales and support staff upon demand of [*] for new Products (especially of new complex Products). Basic training for train the trainers shall be [*]; advanced training upon offer of Supplier. The education shall be practical oriented and shall qualify the trained staffs for consultation, support and promotion activities.

4	Economic Terms

4.1	Pricelist

The actual and agreed prices of the present Product portfolio, which [*] purchases from Supplier, are stated in the Local Annex A “Pricelist” of this Commercial Agreement. Annex A is subject to changes from time to time by Supplier. Always the latest pricelist of Supplier shall constitute the Local Annex A "Pricelist" of this Commercial Agreement.

4.2	Payment Terms, Billing and Place of Performance

All prices are quoted and invoiced in EURO (EUR), excluding [*].

Invoices shall be sent in duplicate, quoting the Contract as well as the order number, to the following address:

•	Invoicing Address, Annex C “Contacts of the Parties”

The invoices are payable net within [*].

Invoices that are not paid within net [*] will be subject to interest of [*] on the amount due until paid in full.

Benefit and risk shall pass to [*] upon Delivery at the Place of Performance.

Commercial Agreement Commercially traded Products Supplier
Page: 6

4.3	Economical Objectives and Discounts

4.3.1	Objectives of Quantity and Turnover

[*] and Supplier may agree to any economical objectives and discounts in the Handset Term Sheet.

4.3.2	Promotion discount

[*] and Supplier may agree to any promotional discount in the Handset Term Sheet.

5	Shipping and Delivery Terms

5.1	Inspection of the Shipments and Acceptance of goods

The inspection of the shipments and the acceptance of goods shall be performed after the following procedure:

1.	Supplier is instructed to advise the Delivery and to inform [*] (Distributor) about the amount of palettes, which will be delivered the next [*].

2.
With respect to drop shipments the plumbs (seals) are inspected. Drop shipments mean Deliveries, which are directly delivered from Supplier to Operator/Distributor (at the Place of Performance 6.2) without transhipment via a shipper (clearing ex factory).

3.	The amounts of pallets as well as the boxes are counted. Boxes are either single items with box-labels, a cardboard box with several items or a pallet.

4.
The shipments are accepted with reservation. With reservation means, that failings and discrepancies can be notified later on. Discrepancies are reported to Supplier within an appropriate time (basically within [*]). If after [*] no discrepancies are reported in writing to Supplier the reservations shall be deemed to be removed and the Products shall be deemed to be accepted. Either [*] or [*], as the entitled distributor, call and admonish the discrepancies at Supplier.

5.	Notwithstanding above any missing or damaged cartons must be noted on delivering carriers documentations.

5.2	Place of Performance (Delivery Address)

Place of Performance and Delivery address is the following:

•	Place of Performance, Annex C "Contacts of the Parties"

5.3	Terms of Delivery and Shipping

Supplier shall pay attention to the following rules at Delivery:

•	each item shall be marked with a single EAN-Code to identify and to control it through the flow of goods;

•	the Delivery has to take place only by using normalised euro-pallets;

Commercial Agreement Commercially traded Products Supplier
Page: 7

•	Delivery shall pass with unadulterated palettes or palettes with different Deliverables on it shall be marked;

•	cardboard boxes shall not contain several Products or Product types;

Delivery of print media:

•	print media shall not be delivered on pallets without making packaging units

•	related to packaging units the following rules shall receive attention:

• single pieces   [*]

a lot/pack   [*]

a cardboard box  [*]

a pallet   [*]

•	packaging units shall be marked with the item-number (EAN-Code), name of the item; pieces of the content and the order-number

6	Import Details and Shipping Instructions

If any import details have to be settled, they shall be done according to the [*] procedure as defined in the Annex 2 of the Frame Agreement “Shipping instructions for Suppliers of [*]”.

The forwarding agent of the Supplier is expected to contact and cooperate with the shipper from [*] regarding import matters.

•	Shipper Address, Annex C “Contacts of Parties”

[*] hereby requests that Supplier shall instruct his forwarding agent to clear all imports to be delivered to [*] through:

[*]

[*]

7	Commercial Agreement Specifications

7.1	Amendments to the Commercial Agreement

Supplements and amendments to this Commercial Agreement and its elements shall only be valid, if agreed to in writing by both Parties. This shall also apply for the waiver of this provision.

7.2	Severability Clause

If any Provision herein is incomplete or legally not executable for Legal reasons, the other provisions shall remain in full force and effect. In such cases the Parties shall agree to replace any void or invalid provisions by legally valid provisions, which are as equivalent as possible to the original provisions in terms of economy.

Commercial Agreement Commercially traded Products Supplier
Page: 8

8	Term and Termination of the Commercial Agreement

The Commercial Agreement shall come into effect when signed by both Parties.

If Parties agree to continue their business relationship and are involved in negotiations the provisions of the Commercial Agreement shall be valid until a new Commercial Agreement will be signed.

Each Party is authorised to terminate the Commercial Agreement after [*] by giving a [*] notice in writing to the other Party.

9	Execution

This Commercial Agreement document shall be executed in two copies. Each Party shall receive one signed copy.

Signatures of the Parties

For Supplier:

/s/ Chief Executive Officer	[*] [*]
Signature and company stamp (Please write the name of the person signing in CAPITALS)	Signature and company stamp (Please write the name of the person signing in CAPITALS)

Place and date:	[*]

For [*]:
[*] [*]	[*] [*]

Place and date:	[*]